UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 31, 2024

COMSCORE, INC.
(Exact name of registrant as specified in charter)

Delaware	001-33520	54-1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438–2000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	SCOR	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
Amendment to Charter Data License Agreement
On December 31, 2024, comScore, Inc. (the "Company") entered into an amendment (the "Amendment") to its Data License Agreement, dated March 10, 2021, with Charter Communications Operating, LLC ("Charter"). The Amendment provides the Company with an estimated minimum $35 million reduction in cash license fees over the remaining term of the Data License Agreement, in addition to the previously disclosed $7 million in license fee credits provided to the Company for prior periods. Under the Amendment, the Company will pay lower fees (increasing the estimated $35 million in savings) to the extent that certain data delivery thresholds set forth in the Amendment are not met during the term. The Amendment also provides the Company with expanded data rights, removes certain reporting obligations, and limits the products to be provided by the Company to Charter at no cost. In return, the Amendment permits Charter to license its data to third parties for local measurement purposes, provided that the Company will have "most favored rights, preferences and privileges" to any third party that licenses the data for substantially similar purposes. The Company will also forego marketing and other rights associated with being designated as Charter's preferred data measurement partner during the term. The Amendment was conditioned upon the Company's payment of arrears due to Charter under the Data License Agreement, which arrears were paid in full on December 31, 2024.
The foregoing summary of the Amendment does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
As previously disclosed, Charter is an affiliate of Charter Communications Holding Company, LLC, which holds 33.3% of the outstanding shares of Series B Convertible Preferred Stock of the Company.
Entry into New Credit Facility
On December 31, 2024, the Company entered into a senior secured financing agreement (the "Credit Agreement") among the Company as borrower, certain of its subsidiaries as guarantors, Blue Torch Finance LLC as administrative agent and collateral agent (in such capacities, the "Agent"), and the lenders from time to time party thereto. The Credit Agreement has a term of four years and matures in December 2028.
The Credit Agreement provides a borrowing capacity of $60 million, consisting of a $45 million term loan that was fully funded at closing (the "Term Loan") and a $15 million revolving credit facility that was unfunded at closing (the "Revolving Facility"). Initial proceeds from the Credit Agreement were used to resolve the Company's aged accounts payable, cash collateralize its outstanding letters of credit (described under Item 1.02 below), pay transaction fees and expenses, and strengthen its cash position in order to invest in future growth. New borrowings under the Revolving Facility are subject to the satisfaction of customary conditions to borrowing under the Credit Agreement. As of the date of this Current Report on Form 8-K, the Company did not have any borrowings outstanding under the Revolving Facility.
Borrowings under the Credit Agreement are made at the Adjusted Term SOFR rate or the Reference Rate (each as defined in the Credit Agreement) and bear interest at a rate per annum equal to (i) the Adjusted Term SOFR rate, subject to a 3.0% floor, plus an applicable margin of 7.0% or (ii) the Reference Rate, subject to a 4.0% floor, plus an applicable margin of 6.0%. The Credit Agreement also provides for an unused commitment fee equal to 1.0% per annum of the unused Revolving Facility commitments. To the extent that an event of default exists and is continuing, at the election of the Agent, all amounts outstanding under the Credit Agreement will bear interest at 2.0% per annum above the rate and margin otherwise applicable thereto.
Except as described below, the Company can repay any amounts borrowed under the Revolving Facility prior to the maturity date without any premium or penalty other than customary SOFR breakage costs. Any voluntary or mandatory prepayments of the Term Loan (subject to customary exceptions for prepayments made with Excess Cash Flow (as defined in the Credit Agreement), the net cash proceeds of insurance and condemnation events, and the replacement of certain lenders in accordance with the Credit Agreement), as well as any payments of the Revolving Facility or the Term Loan in connection with an insolvency event, acceleration, other exercise of remedies or the early termination of the Credit Agreement, are subject to prepayment premiums as follows: (i) with respect to any such payment occurring on or before the first anniversary of the closing date, a 3.0% prepayment premium plus a make-whole amount based on U.S. Treasury notes yield, (ii) with respect to any such payment occurring after the first anniversary and on or before the second anniversary of the closing date, a 1.0% prepayment premium, and (iii) with respect to any such payment occurring after the second anniversary of the closing date, no prepayment premium.
The loans are required to be prepaid from time to time with the net cash proceeds of certain debt incurrences, equity issuances, asset sales and other dispositions, insurance and condemnation proceeds, tax refunds and other extraordinary receipts (subject to certain thresholds, exceptions and reinvestment rights). Additionally, beginning with the fiscal year ending December 31, 2025, the Company is required to prepay the loans annually with Excess Cash Flow at the following percentages: (i) if the Total Leverage Ratio (as defined in the Credit Agreement) is greater than 2.25:1.00, 75% of Excess Cash Flow, (ii) if the Total Leverage Ratio is equal to or less than 2.25:1.00 but greater than 1.75:1.00, 50% of Excess Cash Flow, (iii) if the Total Leverage Ratio is equal to or less than 1.75:1.00 but greater than 1.25:1.00, 25% of Excess Cash Flow, and (iv) if the Total Leverage Ratio is equal to or less than 1.25:1.00, 0% of Excess Cash Flow.
The Credit Agreement also contains the following financial covenants:
•a maximum Senior Leverage Ratio (as defined in the Credit Agreement) for the most recently ended four fiscal quarter period, not to exceed the level set forth in the Credit Agreement for the last day of such period, starting with the fiscal quarter ending March 31, 2025; and
•minimum Liquidity (as defined in the Credit Agreement) of $10 million at all times.
Additionally, the Credit Agreement contains restrictive covenants that limit the Company's ability to, among other things, incur additional indebtedness and liens, make investments and loans, enter into mergers and acquisitions, make or declare dividends and other payments, enter into certain contracts, sell assets and engage in transactions with affiliates. With respect to dividends, the Credit Agreement prohibits the payment of cash dividends to holders of the Company's Series B Convertible Preferred Stock prior to April 1, 2026 and imposes certain limitations on cash dividends, including a heightened Liquidity requirement, on and after that date.
The Credit Agreement is subject to customary events of default, including a change in control. If an event of default occurs and is continuing, the Agent or the Required Lenders (as defined in the Credit Agreement) may accelerate any amounts outstanding and terminate lender commitments. Finally, the Credit Agreement is guaranteed by the Company and certain of its domestic subsidiaries and is secured by a first lien security interest in substantially all assets of the Company and such subsidiaries, as set forth in a pledge and security agreement dated December 31, 2024 (the "Security Agreement") among the Company, the guarantor subsidiaries and the Agent.
The foregoing summary of the Credit Agreement and the Security Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Credit Agreement and the Security Agreement, which are filed as Exhibit 10.2 and Exhibit 10.3 to this Current Report on Form 8-K and are incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement
On December 31, 2024, the Company terminated its prior Credit Agreement, dated as of May 5, 2021, with Bank of America, N.A. (as amended, the "Prior Credit Agreement"). The Company used a portion of proceeds from the Term Loan, totaling approximately $3.3 million, to cash collateralize certain letters of credit that were outstanding under the Prior Credit Agreement. The Company had no other borrowings outstanding under the Prior Credit Agreement on the termination date, and no early termination penalties were incurred by the Company in connection with the termination.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the entry into the Credit Agreement is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1^	Fourth Amendment to Data License Agreement, dated as of December 31, 2024, by and between comScore, Inc. and Charter Communications Operating, LLC

10.2
Financing Agreement, dated as of December 31, 2024, by and among comScore, Inc. (as administrative borrower), certain subsidiaries of the administrative borrower (as guarantors), Blue Torch Finance LLC (as administrative agent and collateral agent) and the lenders party thereto

10.3	Pledge and Security Agreement, dated as of December 31, 2024, by and among comScore, Inc. and certain subsidiaries of comScore, Inc. (as guarantors) and Blue Torch Finance LLC (as collateral agent)

101.INS	XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document
^ Specific terms in this exhibit (indicated therein by asterisks) have been omitted because such terms are both not material and of the type that the Company treats as private and confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Mary Margaret Curry
Mary Margaret Curry
Chief Financial Officer and Treasurer
Date: January 7, 2025